NEWS FOR IMMEDIATE RELEASE

January 27, 2015                                                                         For Further Information Contact:

Todd F. Clossin
President and Chief Executive Officer
or
Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces 10% Increase in Net Income for 2014

Wheeling, WV… Todd F. Clossin, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ Global Market: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced an increase in net income and related earnings per share for the three and twelve months ended December 31, 2014.

Net income increased 10% for the twelve months ended December 31, 2014, to $70.0 million compared to $63.9 million for 2013, while diluted earnings per share were $2.39, an increase of 10% compared to $2.18 per share for 2013.  For the fourth quarter of 2014, net income was $16.5 million compared to $15.4 million for the fourth quarter of 2013, representing an 8% increase. Diluted earnings per share for the fourth quarter were $0.56, compared to $0.52 in the 2013 quarter, also representing an increase of 8%. The fourth quarter results included a pre-tax charge of $1.3 million relating to merger-related expenses. The increased net income improved the return on average assets to 1.12% in 2014 from 1.05% in 2013.  Return on assets and return on tangible equity for WesBanco remain well above third quarter 2014 peer group averages, the most recent available.

On January 22, 2015, the shareholders of WesBanco, Inc. and ESB Financial Corporation (“ESB”) approved the merger of ESB with and into WesBanco. The acquisition is expected to close after receipt of all required regulatory approvals which is anticipated to be in the first quarter of 2015. ESB is a Pennsylvania thrift holding company, headquartered in Ellwood City, Lawrence County, with approximately $1.9 billion in assets.  When the transaction is consummated, the combination of the two banking companies will create a bank with approximately $8.3 billion in total assets providing banking services through 143 branch locations and 130 ATM's in three states. The transaction will expand WesBanco's franchise in the Pittsburgh region of western Pennsylvania from 16 to 39 offices with approximately $2.5 billion in assets.

Mr. Clossin commented, “We are pleased with our success in 2014. The increase in net income reflects the strong performance across all of our lines of business.  Loan growth accelerated in the fourth quarter to an annualized growth rate of 5.4% with actual net loan growth for 2014 of 4.9%.  Net interest income increased for the sixth consecutive quarter as a result of loan growth and a reduction in our cost of funds through management of our deposit rate structures and other funding sources. Our wealth management units also continued significant growth in 2014.  Credit quality improved throughout the year resulting in a 30% decrease in the provision for credit losses for the year. We continued our disciplined approach to expense control as non-interest expense was nearly unchanged in 2014.  We also opened our new Southpointe branch in the southern Pittsburgh metropolitan area during the fourth quarter.

We have negotiated an acquisition that will significantly expand our presence in western Pennsylvania.  Upon completion, we will become the 10th largest full service financial institution in western Pennsylvania.  We look forward to working with the customers and employees of ESB.”

Financial Condition

Total assets at December 31, 2014 increased 2.5% or $151.8 million from December 31, 2013, primarily due to loan growth.  Portfolio loans increased $191.8 million or 4.9% over last year and 1.4% in the fourth quarter of 2014 compared to the third quarter of this year.  Loan growth was achieved through $1.4 billion in loan originations in 2014. Loan growth was driven by increased business activity, additional lending personnel, focused marketing efforts, an expanded presence in our larger urban markets, and continued improvement in loan origination processes.  Deposits, excluding CDs, increased $192.8 million or 5.4% from December 31, 2013, with deposits for Marcellus and Utica shale gas contributing to the increase. All deposit types increased except certificates of deposit, which decreased $206.4 million due to lower rate offerings for maturing CDs.

WesBanco continues to maintain strong regulatory capital ratios.  At December 31, 2014, tier I leverage was 9.88%, tier I risk-based capital was 13.76%, and total risk-based capital was 14.81%, all of which improved from December 31, 2013.  Both consolidated and bank-level regulatory capital ratios are well above the applicable “well-capitalized” standards promulgated by bank regulators, as well as the recently finalized fully-implemented BASEL III capital standards.  Total tangible equity to tangible assets (non-GAAP measure) was 7.88% at December 31, 2014, increasing from 7.35% at December 31, 2013.  Strong earnings and improved total capital have enabled WesBanco to increase the quarterly dividend rate, currently at $0.22 per share, seven times over the last four years, cumulatively representing a 57% increase.  The most recent increase was $0.02 per share in the first quarter of 2014.

Credit Quality

Total non-performing loans, including TDRs, were $50.9 million or 1.25% of total loans at December 31, 2014, which represents a 1.2% decrease from $51.5 million or 1.32% of total loans at December 31, 2013.  Criticized and classified loans were $81.1 million, or 1.99% of total loans at December 31, 2014.  This represents a decrease of 40.2% over the last twelve months from $135.6 million or 3.48% of total loans at December 31, 2013.

Net charge-offs for 2014 were $9.3 million or 0.23% of average portfolio loans compared to $14.2 million or 0.38% in 2013. For the fourth quarter, net charge-offs were $2.3 million or 0.23% of average portfolio loans, compared to $2.9 million or 0.30% for the same quarter of 2013.

Lower charge-offs and continued improvement in delinquent, non-performing and classified and criticized loans resulted in a provision for credit losses of $6.4 million in 2014 compared to $9.1 million in 2013.  For the fourth quarter of 2014, the provision was $1.9 million compared to $3.1 million in the same quarter of 2013. The allowance for loan losses represented 1.09% of total portfolio loans at December 31, 2014, compared to 1.22% at the end of 2013.

Net Interest Income

Net interest income increased $7.7 million or 4.2% in 2014 compared to 2013 due to a 3.1% increase in average earning assets, primarily through a 4.8% increase in average loan balances, and improvement in the net interest margin.  Growth in net interest income has been very consistent. The fourth quarter of 2014 is the sixth consecutive quarter that net interest income has increased. The net interest margin improved by 3 basis points to 3.61% in 2014 compared to 3.58% in 2013. Accretion of various purchase accounting adjustments from a 2012 acquisition benefited the net interest margin throughout 2013 and 2014, but at a decreasing rate. Excluding this benefit from both years, the net interest margin increased by 8 basis points from 3.49% in 2013 to 3.57% in 2014.  The improved net interest margin in the current low interest rate environment resulted partially from the aforementioned loan growth as the average rate on loans is higher than the average rate on securities.   In addition, funding costs continued to decrease in 2014 as a result of a 9.4% increase in lower-cost demand, money market and savings account deposits, while higher-cost CDs decreased by 11.8%.  The average rate on CDs declined by 43 basis points as higher rate CDs matured. In addition, a 29.2% reduction in higher-rate average other borrowings improved funding costs through the prepayment of a higher-rate $22.0 million repurchase agreement with another bank in the third quarter, and through maturities. For both the year and the fourth quarter, increased FHLB borrowings were generally short-term and did not significantly affect funding costs.  Overall, average deposits increased by 2.6% in 2014 compared to 2013.  For the fourth quarter, net interest income increased by $1.7 million or 3.7% compared to the fourth quarter of 2013, as average earning assets increased by 3.0% from a 5.1% increase in average loans, and the net interest margin increased by two basis points.

Non-Interest Income

For 2014, non-interest income decreased $0.8 million or 1.1% compared to 2013.  The third quarter of 2014 included a $1.4 million charge related to the prepayment of the repurchase agreement. Non-interest income, excluding this charge, increased $0.6 million or 0.9% for the year. Trust fees increased 7.6% for the year as assets under management continued to increase from customer development initiatives and overall market improvements.  Total trust assets were $3.8 billion at December 31, 2014, representing an increase of 4.1% from $3.7 billion at December 31, 2013.  Net securities brokerage revenues increased $0.7 million or 10.8%, due to significant production increases from the addition of support and sales staff in several regions, as well as an increase in referrals and production from a licensed retail banker program. Service charges on deposits decreased 10.0% compared to 2013 due to lower overdraft fees that are affected by consistent increases in deposit levels and higher average deposits per account. Mortgage loan sale gains decreased 38.6% as the weak housing market reduced mortgage demand resulting in lower mortgage activity, which was also impacted by the new 2014 Qualified Mortgage and Ability-to-Repay rules, somewhat limiting the Bank’s product offerings. For the fourth quarter of 2014, non-interest income decreased 2.3% primarily due to a 12.7% decrease in service charges on deposits.

Non-Interest Expense

In 2014, revenue growth outpaced expense growth, as expense growth was minimal excluding merger-related expenses.  As a result the efficiency ratio improved to 59.6% for 2014 from 61.0% in 2013.  The fourth quarter 2014 ratio dropped to 60.4% compared to 61.7% last year. Non-interest expense increased $0.6 million or only 0.4% for 2014 compared to 2013.  Salaries and wages increased 3.0%, due to routine annual adjustments to compensation, increased commissions on higher brokerage revenue and incentive and stock-related compensation granted in 2014, partially offset by lower average full time employees (“FTEs”). In 2014, employee benefits expense decreased 7.5%, primarily from decreased pension and other benefits expense, partially offset by higher health insurance costs. In addition, net occupancy and equipment expense increased due to higher weather-related expenses, the opening of three branches over the last five quarters and investment in internal infrastructure in the second half of last year.  For the fourth quarter of 2014, non-interest expense increased by $1.2 million or 3.0% compared to the fourth quarter of 2013 primarily due to an increase in merger-related expense of $1.3 million.  Excluding this increase, non-interest expense for the fourth quarter would have decreased slightly.  In addition, fourth quarter salaries and wages decreased 3.7% compared to the fourth quarter of 2013 primarily due to lower incentive compensation and commission expense and lower average FTEs, while employee benefits expense decreased 9.4%.  These decreases were offset by increased other expenses of $1.0 million primarily due to customer forgery losses recognized totaling $550,000, increased franchise taxes and other miscellaneous fees and costs, partially offset by reduced communication expenses.

Financial Results Conference Call

WesBanco, Inc. will host a conference call to discuss the Company's financial results for the fourth quarter of 2014 on Wednesday, January 28, 2015 at 11:00 a.m. E.S.T.  Callers wishing to participate should access the call by dialing 1-888-347-6607 or 1-412-902-4290 for international callers. The call may also be listened to live via Webcast through the "Investor Relations" section of the Company's Website or by registering at http://www.videonewswire.com/event.asp?id=101311.   Access to the Webcast will begin approximately 15 minutes prior to the start of the call.

WesBanco is a multi-state bank holding company with total assets of approximately $6.3 billion, operating through 120 branch locations and 107 ATMs in West Virginia, Ohio, and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia.  WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements:

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2013 and documents subsequently filed by WesBanco with the Securities and Exchange Commission (“SEC”), including WesBanco’s Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, respectively, which are available at the SEC’s website, www.sec.gov or at WesBanco’s website, www.wesbanco.com.  Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, that the businesses of WesBanco and ESB may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger of WesBanco and ESB may not be fully realized within the expected timeframes; disruption from the merger of WesBanco and ESB may make it more difficult to maintain relationships with clients, associates, or suppliers; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance.  WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 4
(unaudited, dollars in thousands, except shares and per share amounts)

	For the Three Months Ended			For the Year Ended
STATEMENT OF INCOME	December 31,			December 31,
Interest and dividend income	2014	2013	% Change	2014	2013	% Change
Loans, including fees	$ 43,491	$ 43,617	(0.3)	$ 172,182	$ 175,323	(1.8)
Interest and dividends on securities:
Taxable	7,181	7,178	0.0	29,233	29,193	0.1
Tax-exempt	3,356	3,380	(0.7)	13,589	13,128	3.5
Total interest and dividends on securities	10,537	10,558	(0.2)	42,822	42,321	1.2
Other interest income	157	82	91.5	987	246	301.2
Total interest and dividend income	54,185	54,257	(0.1)	215,991	217,890	(0.9)
Interest expense
Interest bearing demand deposits	400	380	5.3	1,568	1,415	10.8
Money market deposits	483	440	9.8	1,877	1,462	28.4
Savings deposits	134	130	3.1	532	525	1.3
Certificates of deposit	2,980	4,383	(32.0)	13,286	22,010	(39.6)
Total interest expense on deposits	3,997	5,333	(25.1)	17,263	25,412	(32.1)
Federal Home Loan Bank borrowings	318	251	26.7	968	1,151	(15.9)
Other short-term borrowings	78	625	(87.5)	1,333	2,525	(47.2)
Junior subordinated debt owed to unconsolidated subsidiary trusts	806	810	(0.5)	3,199	3,315	(3.5)
Total interest expense	5,199	7,019	(25.9)	22,763	32,403	(29.8)
Net interest income	48,986	47,238	3.7	193,228	185,487	4.2
Provision for credit losses	1,880	3,144	(40.2)	6,405	9,086	(29.5)
Net interest income after provision for credit losses	47,106	44,094	6.8	186,823	176,401	5.9
Non-interest income
Trust fees	5,115	4,883	4.8	21,069	19,577	7.6
Service charges on deposits	4,028	4,616	(12.7)	16,135	17,925	(10.0)
Electronic banking fees	3,159	3,012	4.9	12,708	12,198	4.2
Net securities brokerage revenue	1,389	1,604	(13.4)	6,922	6,248	10.8
Bank-owned life insurance	1,037	925	12.1	4,614	4,664	(1.1)
Net gains on sales of mortgage loans	426	456	(6.6)	1,604	2,614	(38.6)
Net securities gains	147	(3)	5,000.0	903	684	32.0
Net gain / (loss) on other real estate owned and other assets	212	(144)	247.2	(1,006)	(81)	(1,142.0)
Other income	1,047	1,601	(34.6)	5,555	5,456	1.8
Total non-interest income	16,560	16,950	(2.3)	68,504	69,285	(1.1)
Non-interest expense
Salaries and wages	16,707	17,352	(3.7)	67,408	65,431	3.0
Employee benefits	5,229	5,774	(9.4)	21,518	23,255	(7.5)
Net occupancy	2,857	2,866	(0.3)	12,122	11,809	2.7
Equipment	3,008	2,768	8.7	11,542	10,669	8.2
Marketing	1,250	1,159	7.9	5,242	5,174	1.3
FDIC insurance	833	919	(9.4)	3,376	3,725	(9.4)
Amortization of intangible assets	466	546	(14.7)	1,920	2,288	(16.1)
Restructuring and merger-related expense	1,309	45	2,808.9	1,309	1,310	(0.1)
Other operating expenses	10,313	9,314	10.7	37,196	37,337	(0.4)
Total non-interest expense	41,972	40,743	3.0	161,633	160,998	0.4
Income before provision for income taxes	21,694	20,301	6.9	93,694	84,688	10.6
Provision for income taxes	5,182	4,948	4.7	23,720	20,763	14.2
Net Income	$ 16,512	$ 15,353	7.5	$ 69,974	$ 63,925	9.5

Taxable equivalent net interest income	$ 50,793	$ 49,058	3.5	$ 200,545	$ 192,556	4.1

Per common share data
Net income per common share - basic	$ 0.56	$ 0.52	7.7	$ 2.39	$ 2.18	9.6
Net income per common share - diluted	0.56	0.52	7.7	2.39	2.18	9.6
Dividends declared	0.22	0.20	10.0	0.88	0.78	12.8
Book value (period end)				26.90	25.59	5.1
Tangible book value (period end) (1)				16.09	14.68	9.6
Average common shares outstanding - basic	29,291,440	29,300,463	(0.0)	29,249,499	29,270,922	(0.1)
Average common shares outstanding - diluted	29,383,506	29,387,485	(0.0)	29,333,876	29,344,683	(0.0)
Period end common shares outstanding	29,298,188	29,175,236	0.4	29,298,188	29,175,236	0.4

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands)

Selected ratios
	For the Year Ended
	December 31,
	2014	2013	% Change

Return on average assets	1.12%	1.05%	6.67%
Return on average equity	8.97	8.72	2.87
Return on average tangible equity (1)	15.39	15.79	(2.53)
Yield on earning assets (2)	4.02	4.18	(3.83)
Cost of interest bearing liabilities	0.52	0.73	(28.77)
Net interest spread (2)	3.50	3.45	1.45
Net interest margin (2)	3.61	3.58	0.84
Efficiency (1) (2)	59.59	60.99	(2.30)
Average loans to average deposits	76.89	75.28	2.14
Annualized net loan charge-offs/average loans	0.23	0.38	(39.47)
Effective income tax rate	25.32	24.52	3.26

	For the Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2014	2014	2014	2014	2013

Return on average assets	1.04%	1.14%	1.22%	1.08%	0.99%
Return on average equity	8.17	9.15	9.79	8.78	8.17
Return on average tangible equity (1)	13.77	15.59	16.90	15.40	14.60
Yield on earning assets (2)	3.96	3.98	4.06	4.08	4.09
Cost of interest bearing liabilities	0.47	0.51	0.52	0.56	0.63
Net interest spread (2)	3.49	3.47	3.54	3.52	3.46
Net interest margin (2)	3.60	3.58	3.64	3.63	3.58
Efficiency (1) (2)	60.37	58.51	58.93	60.57	61.66
Average loans to average deposits	79.07	77.52	75.40	75.52	75.79
Annualized net loan charge-offs/average loans	0.23	0.22	0.06	0.43	0.30
Effective income tax rate	23.89	25.93	25.67	25.63	24.37
Trust assets, market value at period end	$ 3,840,540	$ 3,783,774	$ 3,844,116	$ 3,752,142	$ 3,688,734

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 6
(unaudited, dollars in thousands, except shares)					% Change
Balance sheets	December 31,			September 30,	September 30, 2014
Assets	2014	2013	% Change	2014	to December 31, 2014
Cash and due from banks	$ 85,597	$ 80,001	7.0	$ 73,715	16.1
Due from banks - interest bearing	8,405	15,550	(45.9)	2,704	210.8
Securities:
Available-for-sale, at fair value	917,424	934,386	(1.8)	959,553	(4.4)
Held-to-maturity (fair values of $619,617; $596,308 and $617,332, respectively)	593,670	598,520	(0.8)	594,860	(0.2)
Total securities	1,511,094	1,532,906	(1.4)	1,554,413	(2.8)
Loans held for sale	5,865	5,855	0.2	6,260	(6.3)
Portfolio loans:
Commercial real estate	1,945,460	1,912,919	1.7	1,973,336	(1.4)
Commercial and industrial	638,410	556,249	14.8	603,245	5.8
Residential real estate	928,770	890,804	4.3	909,531	2.1
Home equity	330,031	284,687	15.9	313,711	5.2
Consumer	244,095	250,258	(2.5)	231,881	5.3
Total portfolio loans, net of unearned income	4,086,766	3,894,917	4.9	4,031,704	1.4
Allowance for loan losses	(44,654)	(47,368)	5.7	(45,029)	0.8
Net portfolio loans	4,042,112	3,847,549	5.1	3,986,675	1.4
Premises and equipment, net	93,135	93,157	(0.0)	92,090	1.1
Accrued interest receivable	18,481	18,960	(2.5)	20,032	(7.7)
Goodwill and other intangible assets, net	319,506	321,426	(0.6)	319,973	(0.1)
Bank-owned life insurance	123,298	121,390	1.6	122,678	0.5
Other assets	89,072	107,979	(17.5)	99,954	(10.9)
Total Assets	$ 6,296,565	$ 6,144,773	2.5	$ 6,278,494	0.3

Liabilities
Deposits:
Non-interest bearing demand	$ 1,061,075	$ 960,814	10.4	$ 1,027,636	3.3
Interest bearing demand	885,037	857,761	3.2	897,827	(1.4)
Money market	954,957	942,768	1.3	993,211	(3.9)
Savings deposits	842,818	789,709	6.7	824,703	2.2
Certificates of deposit	1,305,096	1,511,478	(13.7)	1,358,308	(3.9)
Total deposits	5,048,983	5,062,530	(0.3)	5,101,685	(1.0)
Federal Home Loan Bank borrowings	223,126	39,508	464.8	123,374	80.9
Other short-term borrowings	80,690	150,536	(46.4)	117,637	(31.4)
Junior subordinated debt owed to unconsolidated subsidiary trusts	106,176	106,137	0.0	106,166	0.0
Total borrowings	409,992	296,181	38.4	347,177	18.1
Accrued interest payable	1,620	2,354	(31.2)	2,103	(23.0)
Other liabilities	47,780	37,113	28.7	38,745	23.3
Total Liabilities	5,508,375	5,398,178	2.0	5,489,710	0.3

Shareholders' Equity
Preferred stock, no par value; 1,000,000 shares authorized;
none outstanding	-	-	-	-	-
Common stock, $2.0833 par value; 50,000,000 shares authorized;
29,367,511 shares issued;
29,298,188 shares; 29,175,236 shares and 29,283,675 shares outstanding, respectively	61,182	61,182	-	61,182	-
Capital surplus	244,661	244,974	(0.1)	244,358	0.1
Retained earnings	504,578	460,351	9.6	494,511	2.0
Treasury stock (69,323; 192,275 and 83,836 shares - at cost,
respectively)	(2,151)	(5,969)	64.0	(2,601)	17.3
Accumulated other comprehensive loss	(18,825)	(12,734)	(47.8)	(7,423)	(153.6)
Deferred benefits for directors	(1,255)	(1,209)	(3.8)	(1,243)	(1.0)
Total Shareholders' Equity	788,190	746,595	5.6	788,784	(0.1)
Total Liabilities and Shareholders' Equity	$ 6,296,565	$ 6,144,773	2.5	$ 6,278,494	0.3

WESBANCO, INC.
Consolidated Selected Financial Highlights								Page 7
(unaudited, dollars in thousands)
Average balance sheet and
net interest margin analysis	Three Months Ended December 31,				For the Year Ended December 31,
	2014		2013		2014		2013
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 8,042	0.30%	$ 42,415	0.25%	$ 25,713	0.23%	$ 37,556	0.22%
Loans, net of unearned income (1)	4,057,138	4.25	3,859,211	4.48	3,953,823	4.35	3,772,172	4.65
Securities: (2)
Taxable	1,141,069	2.52	1,137,977	2.52	1,158,738	2.52	1,175,865	2.48
Tax-exempt (3)	400,470	5.16	400,049	5.20	403,088	5.19	384,069	5.26
Total securities	1,541,539	3.20	1,538,026	3.23	1,561,826	3.21	1,559,934	3.17
Other earning assets (4)	9,135	6.61	12,200	1.84	11,726	7.91	15,165	1.07
Total earning assets (3)	5,615,854	3.96%	5,451,852	4.09%	5,553,088	4.02%	5,384,827	4.18%
Other assets	680,428		728,851		700,165		724,484
Total Assets	$ 6,296,282		$ 6,180,703		$ 6,253,253		$ 6,109,311

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 912,352	0.17%	$ 869,568	0.17%	$ 899,887	0.17%	$ 858,679	0.16%
Money market accounts	979,343	0.20	931,309	0.19	972,496	0.19	867,473	0.17
Savings deposits	829,215	0.06	782,895	0.07	822,221	0.06	770,687	0.07
Certificates of deposit	1,335,421	0.89	1,556,305	1.12	1,418,459	0.94	1,607,918	1.37
Total interest bearing deposits	4,056,331	0.39	4,140,077	0.51	4,113,063	0.42	4,104,757	0.62
Federal Home Loan Bank borrowings	124,892	1.01	53,508	1.86	81,159	1.19	62,344	1.85
Other borrowings	90,152	0.35	132,191	1.88	101,291	1.32	142,992	1.77
Junior subordinated debt	106,171	3.01	106,132	3.03	106,156	3.01	107,665	3.08
Total interest bearing liabilities	4,377,546	0.47%	4,431,908	0.63%	4,401,669	0.52%	4,417,758	0.73%
Non-interest bearing demand deposits	1,074,797		951,809		1,029,370		905,921
Other liabilities	42,360		51,850		41,791		52,383
Shareholders' equity	801,579		745,136		780,423		733,249
Total Liabilities and Shareholders' Equity	$ 6,296,282		$ 6,180,703		$ 6,253,253		$ 6,109,311
Taxable equivalent net interest spread		3.49%		3.46%		3.50%		3.45%
Taxable equivalent net interest margin		3.60%		3.58%		3.61%		3.58%

(1) Gross of allowance for loan losses and net of unearned income. Includes non-accrual and loans held for sale.
Loan fees included in interest income on loans are $1.0 million and $0.8 million for the three months ended December 31, 2014 and 2013, respectively, and $3.5 million and $3.8 million for the year ended December 31, 2014 and 2013, respectively.
Additionally, loan accretion included in interest income on loans acquired from a 2012 acquisition was $0.3 million and $0.4 million for the three months ended December 31, 2014 and 2013, respectively, and $1.4 million and $2.7 million for the year ended December 31, 2014 and 2013, respectively, while accretion on interest bearing liabilities acquired from the 2012 acquisition was $0.1 million and $0.4 million for the three months ended
December 31, 2014 and 2013, respectively, and $0.7 million and $1.7 million for the year ended December 31, 2014 and 2013, respectively.
(2) Average yields on available-for sale securities are calculated based on amortized cost.
(3) Taxable equivalent basis is calculated on tax-exempt securities using a rate of 35% for each period presented.
(4) Interest income on other earning assets includes $0.5 million of interest on a federal income tax refund for the year ended December 31, 2014.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 8
(unaudited, dollars in thousands, except shares and per share amounts)
	Quarter Ended
Statement of Income	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Interest income	2014	2014	2014	2014	2013
Loans, including fees	$ 43,491	$ 43,399	$ 42,546	$ 42,746	$ 43,617
Interest and dividends on securities:
Taxable	7,181	7,375	7,452	7,225	7,178
Tax-exempt	3,356	3,413	3,435	3,385	3,380
Total interest and dividends on securities	10,537	10,788	10,887	10,610	10,558
Other interest income	157	116	611	101	82
Total interest and dividend income	54,185	54,303	54,044	53,457	54,257
Interest expense
Interest bearing demand deposits	400	399	395	374	380
Money market deposits	483	487	466	440	440
Savings deposits	134	135	133	130	130
Certificates of deposit	2,980	3,254	3,422	3,630	4,383
Total interest expense on deposits	3,997	4,275	4,416	4,574	5,333
Federal Home Loan Bank borrowings	318	264	175	211	251
Other short-term borrowings	78	348	350	557	625
Junior subordinated debt owed to unconsolidated subsidiary trusts	806	805	796	790	810
Total interest expense	5,199	5,692	5,737	6,132	7,019
Net interest income	48,986	48,611	48,307	47,325	47,238
Provision for credit losses	1,880	1,478	849	2,199	3,144
Net interest income after provision for credit losses	47,106	47,133	47,458	45,126	44,094
Non-interest income
Trust fees	5,115	5,096	5,210	5,648	4,883
Service charges on deposits	4,028	4,170	4,078	3,860	4,616
Electronic banking fees	3,159	3,268	3,267	3,013	3,012
Net securities brokerage revenue	1,389	1,701	2,003	1,829	1,604
Bank-owned life insurance	1,037	882	1,821	875	925
Net gains on sales of mortgage loans	426	550	475	154	456
Net securities gains / (losses)	147	581	165	10	(3)
Net gain / (loss) on other real estate owned and other assets	212	(1,167)	(165)	113	(144)
Other income	1,047	1,573	1,387	1,547	1,601
Total non-interest income	16,560	16,654	18,241	17,049	16,950
Non-interest expense
Salaries and wages	16,707	17,331	16,904	16,467	17,352
Employee benefits	5,229	5,051	5,529	5,708	5,774
Net occupancy	2,857	2,916	2,857	3,491	2,866
Equipment	3,008	2,837	2,914	2,783	2,768
Marketing	1,250	1,276	1,713	1,003	1,159
FDIC insurance	833	786	880	877	919
Amortization of intangible assets	466	477	482	495	546
Restructuring and merger-related expense	1,309	-	-	-	45
Other operating expenses	10,313	8,589	9,025	9,271	9,314
Total non-interest expense	41,972	39,263	40,304	40,095	40,743
Income before provision for income taxes	21,694	24,524	25,395	22,080	20,301
Provision for income taxes	5,182	6,358	6,520	5,659	4,948
Net Income	$ 16,512	$ 18,166	$ 18,875	$ 16,421	$ 15,353

Taxable equivalent net interest income	$ 50,793	$ 50,449	$ 50,157	$ 49,148	$ 49,058

Per common share data
Net income per common share - basic	$ 0.56	$ 0.62	$ 0.65	$ 0.56	$ 0.52
Net income per common share - diluted	$ 0.56	$ 0.62	$ 0.64	$ 0.56	$ 0.52
Dividends declared	$ 0.22	$ 0.22	$ 0.22	$ 0.22	$ 0.20
Book value (period end)	$ 26.90	$ 26.94	$ 26.59	$ 26.05	$ 25.59
Tangible book value (period end) (1)	$ 16.09	$ 16.10	$ 15.75	$ 15.17	$ 14.68
Average common shares outstanding - basic	29,291,440	29,280,648	29,242,180	29,182,183	29,300,463
Average common shares outstanding - diluted	29,383,506	29,360,880	29,321,927	29,262,680	29,387,485
Period end common shares outstanding	29,298,188	29,283,675	29,278,925	29,212,110	29,175,236
Full time equivalent employees	1,448	1,435	1,456	1,442	1,469

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.

WESBANCO, INC.
Consolidated Selected Financial Highlights									Page 9
(unaudited, dollars in thousands)
	Quarter Ended
	Dec. 31,		Sept. 30,		June 30,		Mar. 31,		Dec. 31,
Asset quality data	2014		2014		2014		2014		2013
Non-performing assets:
Troubled debt restructurings - accruing	$ 12,066		$ 12,222		$ 13,513		$ 14,535		$ 14,861
Non-accrual loans:
Troubled debt restructurings	5,420		5,496		6,281		7,406		9,324
Other non-accrual loans	33,398		31,275		29,837		28,967		27,309
Total non-accrual loans	38,818		36,771		36,118		36,373		36,633
Total non-performing loans	50,884		48,993		49,631		50,908		51,494
Other real estate and repossessed assets	5,082		4,695		5,106		5,382		4,860
Total non-performing assets	$ 55,966		$ 53,688		$ 54,737		$ 56,290		$ 56,354

Past due loans (1):
Loans past due 30-89 days	$ 9,347		$ 10,745		$ 10,138		$ 14,650		$ 14,831
Loans past due 90 days or more	2,288		3,147		2,947		1,833		2,591
Total past due loans	$ 11,635		$ 13,892		$ 13,085		$ 16,483		$ 17,422

Criticized and classified loans (2):
Criticized loans	$ 34,288		$ 39,553		$ 68,707		$ 73,925		$ 75,249
Classified loans	46,851		48,004		52,760		55,341		60,335
Total criticized and classified loans	$ 81,139		$ 87,557		$ 121,467		$ 129,266		$ 135,584

Loans past due 30-89 days / total portfolio loans	0.23%		0.27%		0.26%		0.38%		0.38%
Loans past due 90 days or more / total portfolio loans	0.06		0.08		0.07		0.05		0.07
Non-performing loans / total portfolio loans	1.25		1.22		1.26		1.31		1.32
Non-performing assets/total portfolio loans, other
real estate and repossessed assets	1.37		1.33		1.39		1.45		1.45
Non-performing assets / total assets	0.89		0.86		0.87		0.90		0.92
Criticized and classified loans / total portfolio loans	1.99		2.17		3.08		3.33		3.48

Allowance for loan losses
Allowance for loan losses	$ 44,654		$ 45,029		$ 45,741		$ 45,483		$ 47,368
Provision for credit losses	1,880		1,478		849		2,199		3,144
Net loan and deposit account overdraft charge-offs	2,332		2,193		600		4,141		2,887

Annualized net loan charge-offs /average loans	0.23%		0.22%		0.06%		0.43%		0.30%
Allowance for loan losses / total portfolio loans	1.09%		1.12%		1.16%		1.17%		1.22%
Allowance for loan losses / non-performing loans	0.88	x	0.92	x	0.92	x	0.89	x	0.92	x
Allowance for loan losses / non-performing loans and
loans past due	0.71	x	0.72	x	0.73	x	0.67	x	0.69	x

	Quarter Ended
	Dec. 31,		Sept. 30,		June 30,		Mar. 31,		Dec. 31,
	2014		2014		2014		2014		2013
Capital ratios
Tier I leverage capital	9.88%		9.70%		9.64%		9.45%		9.27%
Tier I risk-based capital	13.76		13.56		13.46		13.29		13.06
Total risk-based capital	14.81		14.62		14.56		14.40		14.19
Average shareholders' equity to average assets	12.73		12.49		12.43		12.27		12.06
Tangible equity to tangible assets (3)	7.88		7.91		7.74		7.49		7.35

(1) Excludes non-performing loans.
(2) Criticized and classified loans may include loans that are also reported as non-performing or past due.
(3) See non-GAAP financial measures for additional information relating to the calculation of this ratio.

NON-GAAP FINANCIAL MEASURES							Page 10
The following non-GAAP financial measures used by WesBanco provide information useful to investors in understanding WesBanco’s operating performance and trends, and facilitate comparisons with the performance of WesBanco’s peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in WesBanco’s financial statements.

	Three Months Ended					Year to Date
(unaudited, dollars in thousands,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
except shares and per share amounts)	2014	2014	2014	2014	2013	2014	2013
Return on average tangible equity:
Net income (annualized)	$ 65,510	$ 72,072	$ 75,708	$ 66,596	$ 60,911	$ 69,974	$ 63,925
Plus: amortization of intangibles (annualized) (1)	1,202	1,230	1,256	1,305	1,408	1,248	1,487
Net income before amortization of intangibles (annualized)	66,712	73,302	76,964	67,901	62,319	71,222	65,412

Average total shareholders' equity	801,579	787,672	773,052	758,841	745,136	780,423	733,249
Less: average goodwill and other intangibles, net of def. tax liability	(317,061)	(317,368)	(317,679)	(317,996)	(318,333)	(317,523)	(318,913)
Average tangible equity	484,518	470,304	455,373	440,845	426,803	462,900	414,336

Return on average tangible equity	13.77%	15.59%	16.90%	15.40%	14.60%	15.39%	15.79%

Efficiency ratio:
Non-interest expense	$ 41,972	$ 39,263	$ 40,304	$ 40,095	$ 40,743	$ 161,633	$ 160,998
Less: restructuring and merger-related expense	(1,309)	-	-	-	(45)	(1,309)	(1,310)
Non-interest expense excluding restructuring and merger-related expense	40,663	39,263	40,304	40,095	40,698	160,324	159,688

Net interest income on a fully taxable equivalent basis	50,793	50,449	50,157	49,148	49,058	200,545	192,556
Non-interest income	16,560	16,654	18,241	17,049	16,950	68,504	69,285
Net interest income on a fully taxable equivalent basis plus non-interest income	67,353	67,103	68,398	66,197	66,008	269,049	261,841
Efficiency Ratio	60.37%	58.51%	58.93%	60.57%	61.66%	59.59%	60.99%

	Period End
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2014	2014	2014	2014	2013
Tangible book value:
Total shareholders' equity	$ 788,190	$ 788,784	$ 778,625	$ 761,117	$ 746,595
Less: goodwill and other intangible assets, net of def. tax liability	(316,914)	(317,217)	(317,527)	(317,840)	(318,161)
Tangible equity	471,276	471,567	461,098	443,277	428,434

Common shares outstanding	29,298,188	29,283,675	29,278,925	29,212,110	29,175,236

Tangible book value	$ 16.09	$ 16.10	$ 15.75	$ 15.17	$ 14.68

Tangible equity to tangible assets:
Total shareholders' equity	$ 788,190	$ 788,784	$ 778,625	$ 761,117	$ 746,595
Less: goodwill and other intangible assets, net of def. tax liability	(316,914)	(317,217)	(317,527)	(317,840)	(318,161)
Tangible equity	471,276	471,567	461,098	443,277	428,434

Total assets	6,296,565	6,278,494	6,277,020	6,237,577	6,144,773
Less: goodwill and other intangible assets, net of def. tax liability	(316,914)	(317,217)	(317,527)	(317,840)	(318,161)
Tangible assets	5,979,651	5,961,277	5,959,493	5,919,737	5,826,612

Tangible equity to tangible assets	7.88%	7.91%	7.74%	7.49%	7.35%

(1) Tax effected at 35%